EXHIBIT 10(aj)
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Confidential Treatment Requested as to certain information contained in this
Exhibit and filed separately with the Securities and Exchange Commission.

                           PURCHASE AND SALE AGREEMENT

                       50 MW Solar Module Production Line

                                 August 26, 2009

  1.    The Parties:

        Spire Corporation (the "Seller"), a business incorporated in the Commonwealth of Massachusetts, with its principal place of business at One Patriots Park, Bedford, Massachusetts, 01730-2396, U.S.A.;

        Uni-CHEM Co., Ltd. (the "Buyer"), a business established in Republic of Korea, with its principle place of business at 7 Floor, SAMWOO Building, 50-12 Bangpo-Dong, Seocho-Gu, Seoul, Korea

  2.    Terms of Agreement:

        Seller agrees to sell to Buyer and Buyer agrees to buy from Seller the Products described in Article 3 below, pursuant to the provisions of the Purchase and Sale Agreement ("Agreement") hereinafter set forth. Such provisions shall prevail and no other article, condition, clause or term shall have any effect unless specifically admitted by this document.

  3. The Products bought by Buyer and sold by Seller are set forth in this Article below and will be shipped to Buyer on or before June 1, 2010 (reference section 5d). The capacity of the line is based on twenty-four hours per-day, seven days per-week, fifty weeks per-year option. Partial shipments are allowed as needed and any shipment may be transshipped as may be appropriate. The specifications of the Products are delineated in Attachment B hereto:

           ***






*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

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        ***
        NOTE: Shipments schedule are contingent upon receipt by Seller of Buyer's initial non-refundable down payment of *** on or before October 20, 2009, as well as the fulfillment of certain other conditions, that if applicable, are stated elsewhere below. Any failure by Buyer to adhere to the payment plan as outlined in Article 4 may cause Seller to revise the shipment schedule.

  4.    Price and Terms of Payment:

        a.  Price:

            The price for the Products, including technical documents, technical services, and training in their operation and maintenance, as set forth above, is a total of U.S. Dollars $13,250,000 (Thirteen Million, Two Hundred Fifty Thousand US Dollars), Ex Works USA, and Japan.

                      50MW Automated Module Production Line
                      -------------------------------------
            No.       Description                                 Quantity
            --------------------------------------------------------------------
            ***











*** Represents text omitted pursuant to a request for confidential treatment.
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        ***
            Total for 50MW Automated Module Line               13,250,000

        b. Seller will supply information on their recommended freight forwarder for the Ex-works shipment. If Buyer selects a third party freight forwarder Seller must accept the subject forwarder. If Buyer does not select Seller's recommended freight forwarder or a third party forwarder acceptable to Seller, Seller will then implement a *** additional Customer Service Surcharge.

        c.  Payment:

            Buyer shall make payments to Seller in accordance with the schedule outlined below:

        c1. Buyer shall make a non-refundable Down Payment to Seller by telegraphic transfer as soon as possible after execution of this Agreement but not later than October 20, 2009 based upon Seller's invoice, in the amount of *** Such payment shall be effected by Buyer via telegraphic transfer to Seller's bank as below:

            ***

        c2. Buyer subsequently shall establish irrevocable, transferable, and divisible confirmed Letter of Credit for the remaining balance price of the Products of each shipment, in the amounts listed in the schedule below:

            A Letter of Credit of *** shall be established. Such Letter of Credit shall be established on or before March 1, 2010. The expiration date for the Letter of Credit described in this Article shall not be earlier than one hundred and twenty (120) days from the date of the last scheduled shipment. Such Letter of Credit shall be drawable by Seller in One (1) sequence:

            i) A draw of *** upon presentation of applicable shipping documents for the Ex-Works shipment.as outlined in Attachment F.






*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

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            Other terms and conditions of this Letter of Credit shall be in accordance with the document entitled "Letter of Credit Requirements" and attached hereto as Attachment A. Buyer agrees to amend this Letter of Credit promptly upon Seller's request provided that Seller furnishes a satisfactory and reasonable explanation for such amendment, and that the terms of the amendment are mutually agreed upon by Buyer and Seller.

  5.    Performance and Performance Period:

        a. Conditions precedent for Seller to begin performance:

                  i.    Purchase and Sale Agreement signed by both Parties;

                  ii. Down payment received by Seller on or before October 20, 2009.

        b. Performance:

            Seller shall make delivery in full of the of the Products, including all Product components; install products at the Buyer's site in accordance with standard industry practices; as well as provide equipment training (operation and maintenance), using its best efforts to deliver the Products in accordance with the shipment schedule in Article 3. Installation shall be defined as the task of making operational all applicable Products (equipment) including the disposition of each Product in its proper location, connection with the required utilities, (electricity, gas, water, compressed air,) and determination that each Product performs the mechanical functions for which it was designed as stated in Attachment A. All training services, training materials, equipment manuals, and the like shall be provided to Buyer by Seller prior to the Ex- Works shipment of the Products. Process training shall be conducted in accordance with the agenda and schedule to be mutually agreed upon by Seller and Buyer, and shall be completed prior to the Ex- Works shipment of the Products. The training is scheduled for a two (2) week term at Seller's facility. Every deliverable Product shall be new; shall evidence high quality workmanship, be free of any design defects that may inhibit the smooth operation; and which satisfies the purpose of this Agreement. Each unit of deliverable equipment shall correspond to the specifications attached as Attachment A; be accompanied by a standard spare parts package which shall be defined by Seller prior to Ex- Works shipment; and be subject to a Limited Warranty as specified elsewhere in Article 8 of this Agreement.

            All of the Products and related components delivered by the Seller shall be packed using new and sufficiently strong packaging appropriate for shipping, transportation, loading and unloading. According to the requirements of each unit of equipment and any other items included with them, the Seller shall, consistent with accepted industry standards, supply any protection necessary to protect such equipment and other items from humidity, water, rust, erosion, or any other

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            environmental factor which may damage the equipment or other items, and to insure that the Products arrive at the Buyer's site undamaged.

            Each package, box or crate shall include the following documents:

            1. Two (2) copies of a detailed packing list;
            2. Two (2) copies of quality certificated;
            3. Operation, service and repair manuals
            4. Spare parts list;
            5. Two (2) copies of assembly drawing as required for routine repair and maintenance.

        c.  Performance Period:
            The period of performance shall commence when the conditions precedent as described above are met and shall conclude with the delivery of the Products, the installation of the same at a site specified by the Buyer, completion of such training as is specified herein, and the qualification of the Products as agreed herein by the Parties.

        d.  Earlier Installation Date for Module Line
            To accommodate the Buyers request for an earlier start date on the Module line the Seller will install a 25MW semi automated line by March 15, 2010. The line will be operational and producing functional PV modules. During the operation of the 25MW semiautomated line the Buyer will be phasing in the Fully Automated Line of 50MW starting in June 2010. During the phase in period the 25MW semi automated line will continue to be fully operational until the 50MW Fully Automated Line is complete.

  6.    Alterations to Product:

        The Products specified in Article 4 above and as described in detail in Attachment A hereto are standard Products manufactured and assembled by Seller. Any requirement by Buyer to have Seller modify specifications and features of the Products may affect the price, even if such modification eliminates a feature or relaxes a specification, as all changes require an engineering charge. Other charges may apply. Buyer will submit all such requirements to Seller as soon as they become known. Seller will advise Buyer as soon as practical the effect all such requirements are estimated to have on price, delivery schedule, performance, and warranties as herein stated. In particular, Buyer agrees that any subsequent requirement other than addressed above thereafter agreed upon by the Parties will constitute a change in Seller's performance requirements and may further affect the delivery schedule cited above. In the event of any changes required by Buyer, in requesting such change, Buyer thereby releases Seller from strict adherence to this schedule, although Seller is expected to use its best efforts to minimize or eliminate any delay that may result from changes required by Buyer. Seller reserves the right to make changes to the type or source of parts used to manufacture the components of the

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        Products to eliminate any procurement problems or to improve quality of operations. Such changes will be made without notice to Buyer, but Seller's responsibility to furnish Products of equal or improved in quality shall not be altered.

  7.    Certain Responsibilities of Buyer:

        a.  Installation Site Preparation:

            Buyer will have an Installation Site, including utility/facility (power, water, compressed air, factory floor space) requirements, prepared for Seller to install the Products at the time of its arrival at the location/address specified by Buyer, but in any case not later than thirty (30) days after the arrival of the last Product at such location/address. Failure by Buyer to make such a Site, including all required utility/facility items available at or before the expiration of the thirty (30) day period will allow Seller, at its sole discretion, to consider itself absolved of any further performance with regard to training and installation except at Seller's convenience thereafter. Any delay for any reason (save for Force Majeure) arising with the Buyer that delays the completion of installation beyond ninety (90) days after the arrival of the Products at Buyer's Site will cause the full amount of the outstanding balance at that time to become due and payable by Buyer, at Seller's sole discretion. Buyer will promptly make the required change to the Letter of Credit to facilitate this collection upon application of Seller. Seller shall, in such instance adjust its installation schedule for its own convenience but with consideration to Buyer's schedule to the maximum extent possible. In addition, any direct added costs incurred by Seller by reason of Buyer's failure to proceed with installation of the Product and training of its personnel shall be charged to Buyer, invoiced separately, and payable thirty (30) days from invoice date. The site shall possess all the utility/facility requirements as agreed by both parties. If the Seller's technical staff is not able to arrive at the site at a time mutually convenient, the Buyer may start inspection and installation at its own risk.

        b.  Inspection:

            The Buyer shall inform the Seller of the inspection date twenty (20) days prior to the scheduled date for inspection. Seller may send its representative(s) to join in the inspection at its expense. If any part is missing, defective, damaged, or there is any other non-conformity present, Buyer shall notify Seller immediately in writing with appropriate documentation. Buyer shall correct such non-conformities in accordance with the warranty attached to the Agreement as Attachment B. Seller's adherence to the terms of the warranty prior to the completion of installation does not in any way shorten the ordinary warranty period. Seller has the right to photograph or videotape the container opening and inspection process.

        c.  Supplemental Training:

            Seller will provide supplemental training during the course of the installation process for up to four (4) operators (training of additional operators may result in additional cost). All such training is understood to be supplemental to the training conducted at

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            Seller's facility, and constitutes "on-the-job-training" conducted during the Installation process. All such trainees must be proficient in spoken and written English, or Buyer must provide at its expense a skilled interpreter/translation expert to render Seller's trainer/installer's instructions into trainee's native language in an effective and efficient manner. Seller will provide operation, repair and maintenance manuals to Buyer in English, and will attempt to provide them to Buyer sufficiently in advance of the installation process to allow Buyer to translate or have them translated and copied. Seller does not warrant the content of such documents if translated.

        d.  Materials

            Buyer must send five thousand (5000) of each type of cell to be used eight (8) weeks before the scheduled shipment date. In addition, at the time of installation Buyer must have available all required materials to produce 30 modules including with a minimum two thousand (2000) solar cells of the type that the system will run in the initial production configuration

  8.    Warranty:

        Seller sells the Products set forth herein with a Limited Warranty as shown in Attachment C hereto. It is this Limited Warranty and no other that shall apply to any claims of defects in parts and/or labor on any unit of the Products. Seller expressly disclaims any and all other promises or guarantees that may be purported to apply.

        If any defects are found except where limited by the specific terms of the Limited Warranty, including but not limited to damaged, missing, substandard or malfunctioning parts and components, the Buyer has the right to have the Products and/or any of their components repaired and/or replaced in accordance with the Limited Warranty terms by the Seller.

  9.    Product Qualification; Standard for Equipment Acceptance and Completion:

        Provided that the Buyer has satisfied its obligations as set forth herein, Seller will provide performance conditions in accordance with Attachment D hereto; the "Acceptance Protocol." Such Acceptance Protocol, signed by both Buyer and Seller prior to shipment shall demonstrate Seller's equipment meets the applicable specifications for the acceptance.

        In the event that the results of the Acceptance Protocol show that the Product(s) fail to meet one or more of the performance conditions and such failure is demonstrably attributable to the Seller, Seller, at no additional charge to Buyer, shall undertake actions to correct such defective performance.

        The liabilities expressly assumed by Seller under this Agreement shall be Seller's only liability hereunder, at contract and law, and Buyer hereby releases Seller from any and all liability and claims of liability in excess thereof. Seller's total aggregate maximum total

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        liability shall be determined jointly by both Parties pursuant to an analysis of the deficiencies giving rise to any claim by Buyer.

        Upon the satisfactory installation and training of Buyer's staff for the products by Seller, Seller shall issue Acceptance Certificate(s) as in Attachment F. Should acceptance by Customer in accordance with the Acceptance Protocol not occur at Spire Solar, or otherwise deferred or postponed by Customer, or Customer provisionally accepts the Product(s), Customer's commercial use of the Product(s) for more than sixty (60) days after installation is completed, or for any thirty day period thereafter with out execution of the Acceptance Protocol shall be deemed by both Parties as definitive and final acceptance thereof. All retained payments shall become immediately due and payable.

  10.   Indemnity:

        Buyer shall indemnify, defend, protect and hold harmless Seller from any action, suit, complaint, allegation and controversy of whatever kind which originates in Buyer's operation of the installed Products and the sale or use of any products that was manufactured using the Products, provided that Buyer failed to follow all or some portion of the instructions for use provided by Seller, and provided also that no portion of the cause has its origin in any act of gross negligence on the part of Seller.

  11.   Confidentiality:

        Certain matters regarding this relationship embodied by this Agreement may be considered confidential or sensitive to one or the other Party to this Agreement. The Parties agree that all such matters, once identified, will be treated in accordance with the Confidential Disclosure Agreement attached hereto as Attachment E. This Agreement does not confer any right of ownership to any technical data disclosed to Buyer for Process Technology development purposes, and Buyer shall not release any technical data to any third party without the written approval of Seller.

  12.   No License:

        This Agreement does not convey any license to Buyer to use Seller's name or any form of its corporate identification in any jurisdiction. Buyer is allowed a limited non-exclusive license to use certain technical data for the purpose of developing process technology.

  13.   General Provisions:

        a. No Waiver - Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, or any waiver of the same provision in any other instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

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        b.  Notice - Any notice required or permitted under this Agreement shall be given in writing to the Parties at their respective addresses as specified above, or at such other address for a Party as that Party may specify by notice (i) by delivery in hand or, (ii) registered or certified mail, return receipt requested, or courier or some other form of expedited delivery service that provides for delivery to the sender of a signed receipt. Notice so sent shall be effective upon receipt unless otherwise specified herein or in the notice.

        c. Arbitration of Disputes - All disputes arising out of or in connection with this Agreement that cannot be readily or amicably solved by the Parties shall be finally settled pursuant to the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said rules. The place of arbitration shall be the city of New York USA and the arbitration shall be conducted in the English language.

        d. Force Majeure - Neither Party to this Agreement shall be responsible to the other Party for delays or errors in its performance or other breach under this Agreement occurring solely by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, fire, major mechanical breakdown, labor disputes, flood or catastrophe, acts of God, insurrection, war, riots, severe weather, delays of suppliers, or failure of transportation, communication or power supply.

        e. Miscellaneous - This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by both Parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one in the same instrument;
            (ii) shall be governed by and construed under the laws of The Commonwealth of Massachusetts applicable to contracts made, accepted, and performed wholly in The Commonwealth, without application to the principle of conflict of laws; (iii) except and to the extent expressly provided for in Article 11, this Agreement constitutes the entire agreement between the Parties with respect to its subject matter, superceding all prior oral and written (except as previously noted) written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the Parties in such respect; (iv) may be amended, modified, and any right under this Agreement may be waived in whole or in part, only by a writing signed by both Parties; (v) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; (vi) shall bind and inure to the benefit of the Parties and their respective legal representatives, successors and assigns, including, without limitation, to a Parties corporate parents or affiliates, provides that no Party may delegate any of its obligations under this Agreement or assign this Agreement except to a related entity or successor by sale or merger, without prior written consent of the other party. This Agreement is in the English language only which language shall be controlling in all aspects.

        f. In the event either Party is in default for sixty (60) days in any obligation hereunder, and the other Party has given written notice specifying the claimed

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            particulars of such default, which shall continue for a period of thirty (30) days after the date of such notice, the party giving notice may thereupon terminate this Agreement forthwith by giving the other Party ten (10) days written notice of termination. Buyer shall nevertheless be obligated to pay Seller all payments due pursuant to Seller's costs to date.

  14.   United States Export Regulations:

        Seller is subject to the Export Regulations of the United States Department of Commerce and other regulatory agencies that regulate the export from the United States of certain technical data and information. Because of these regulations, the Parties to this Agreement recognize that Seller can furnish such technical data to Buyer only on the condition that Buyer not re-export the technical data and/or information to any country to which Seller may not, without a validated export license, export such data directly. Buyer acknowledges that Buyer is knowledgeable of such Export Regulations and agrees not to violate them or take any action or fail to take such action that would allow technical data and/or information or any product based upon them to be shipped either directly or indirectly to any country not permitted by said regulations unless prior written authorization is obtained from the relevant agencies having jurisdiction over such shipment either directly or through Seller.

  15.   Compliance with Laws Generally:

        Both Parties agree that they will diligently comply with all relevant laws, statutes, orders and administrative regulations of all relevant jurisdictions, at all relevant times. Each Party additionally agrees to indemnify and hold the other Party harmless from any governmental action at law that results from the willful or negligent failure of the indemnifying Party to comply with any relevant law, statute, order or administrative regulation. The Parties hereby certify that they are, to the best of their knowledge, compliant with all such laws, statutes, orders, and administrative regulations.

  16.   Assignment:

        This Agreement shall not be assignable by either party hereto without the express prior written consent of the other party, except that it may be assigned without such consent to the successors to and assigns of substantially the entire assets and business of such party. No assignment hereof shall be valid without the assumption in writing by such successors or assigns of all obligations under this Agreement. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and inure to the benefit of the assignee.

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IN WITNESS WHEREOF, the Parties hereto have set their respective hand and seals signifying their concurrence and endorsement with and of the foregoing, in a number of counterpart copies, each of which shall be deemed to be an original for all purposes and deemed effective and binding on the date at the head of this document.


Uni-CHEM CO. Ltd                       Spire Corporation

/s/ Hochan Lee                         /s/ Rodger W. LaFavre
----------------------------------     ----------------------------------
By:     Hocan Lee                      By:     Rodger LaFavre

Title:  Chairman/CEO                   Title:  Chief Operating Officer















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                                  ATTACHMENT A

                       Letter of Credit (L/C) Requirements


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                                  ATTACHMENT B

                                   DATA SHEETS

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                                  ATTACHMENT C

                  STANDARD LIMITED WARRANTY FOR SPIRE EQUIPMENT

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                                  ATTACHMENT D

                              ACCEPTANCE PROTOCOLS

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                                  ATTACHMENT E

                        CONFIDENTIAL DISCLOSURE AGREEMENT



















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                                  ATTACHMENT F

                             ACCEPTANCE CERTIFICATES

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  1.    PASSING OF TITLE AND TRANSFER OF RISK

        a) Spire Corporation ("Spire") shall retain ownership of the Products supplied until full payment has been received. The Customer shall take all necessary measures for the protection of the proprietary rights of Spire until such time that all title is legally transferred to Customer.

        b) Title of any part of the Work shall pass to the Buyer upon the date on which complete (100%) payment for that work has been made by the Buyer. Any understanding to the contrary is null and void unless expressly admitted in writing by Spire.

        c) Notwithstanding the clause "Termination for Cause", if no specific Incoterms have been defined herein, then the risk of damage to and loss and any part of the Work shall pass to the Buyer on the date of Certification of Ready to Ship.

  2.    TERMINATION FOR CAUSE

        Without prejudice to any other rights of Spire under applicable law:

        a) if the Buyer commits a breach of its obligations under this Contract, which breach is not remedied within a reasonable time period, the term of which shall be solely determined by Spire, or

        b) if the Buyer becomes insolvent or files a petition in bankruptcy or has such petition filed against it then Spire may, by written notice, terminate this Contract without prejudice or any liability of the Buyer under this Contract prior to such termination.

  3.    CANCELLATION

        a) Prior to shipment, Customer may unilaterally cancel or terminate any delivery of Products under the Terms and Conditions of Offer with written notice to Spire and upon payment of cancellation penalties as follows: if Spire receives Customer's written cancellation notice

            i. within 60 days of the scheduled shipment date, cancellation charges shall be 80% of the applicable order amount, or applicable fraction thereof.

            ii. more than 60 days, but less than 90 days of the scheduled shipment date, cancellation charges shall be 60% of the applicable order amount, or applicable fraction thereof.

            iii. 90 days or more, but less than 150 days of the scheduled shipment date, cancellation charges shall be 40% of the applicable order amount, or applicable fraction thereof.

            iv. 150 days or more of the scheduled shipment date, cancellation charges shall be 35% of the applicable order amount, or applicable fraction thereof.

  4.    DELAY IN ACCEPTANCE

        Costs that are incurred due to a delay in Product acceptance, which are not due to any fault or defect in the Spire product itself, must be paid by the Buyer. Delays of Product acceptance as described above may require a readjustment of the delivery time in accordance with and appropriate to the delays of the acceptance of the Product.

  5.    WARRANTY

        Unless stated elsewhere in writing and endorsed in writing by Seller, the Limited Warranty will last 12 (twelve) months from the date upon which it became effective ("Effective Date"). The term of this Limited Warranty begins with the earliest occurrence of the following events, which shall define as the Effective Date of the Limited Warranty:

        a) the day after the conclusion of the successful Factory Acceptance Test (or any equivalent event) of the Product covered by this Limited Warranty; or

        b) sixty-one (61) days after arriving at Buyer's site, if the Factory Acceptance Test has not commenced prior to that date as a result of Buyer's actions for any reason; or

        c) sixty-one (61) days from the date of Seller's notice to Buyer of "Certificate-Product Ready to Ship", if the failure to ship prior to that date is due to Buyer's delay for any reason, or

        d) the date upon which the Product is first used in commercial production.

            i. "commercial production" shall be defined as the use of Product to manufacture goods for commercial sale.